Exhibit 99.1

Electronic Arts To Change NASDAQ Ticker Symbol To “EA” Effective December 20, 2011

REDWOOD CITY, Calif., Dec. 15, 2011 (BUSINESS WIRE) — Electronic Arts Inc. (NASDAQ: ERTS) today announced that its NASDAQ ticker symbol will change to “EA”.

The new symbol will become effective as of the opening of trading on Tuesday, Dec. 20, 2011.

About Electronic Arts

Electronic Arts (NASDAQ:ERTS) is a global leader in digital interactive entertainment. The Company’s game franchises are offered as both packaged goods products and online services delivered through Internet-connected consoles, personal computers, mobile phones and tablets. EA has more than 100 million registered players and operates in 75 countries.

In fiscal 2011, EA posted GAAP net revenue of $3.6 billion. Headquartered in Redwood City, California, EA is recognized for critically acclaimed, high-quality blockbuster franchises such as The Sims™, Madden NFL, FIFA Soccer, Need for Speed™, Battlefield, and Mass Effect™. More information about EA is available at http://info.ea.com.

The Sims and Need for Speed are trademarks of Electronic Arts Inc. Mass Effect is a trademark of EA International (Studio and Publishing) Ltd. John Madden, NFL and FIFA are the property of their respective owners and used with permission.

For more information contact:

Rob Sison	John Reseburg
VP, Investor Relations	Corporate Communications
(650) 628-7787	(650) 628-3601
rsison@ea.com	jreseburg@ea.com